CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated March 2, 2020, relating to the financial statements and financial highlights of Segall Bryant & Hamill Small Cap Value Dividend Fund and Segall Bryant & Hamill Small Cap Value Fund, each a series of Segall Bryant & Hamill Trust, appearing in the Annual Report on Form N-CSR of Segall Bryant & Hamill Trust for the year ended December 31, 2019, and to the references to us under the heading "Financial Highlights" in the Information Statement/Prospectus, which is a part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado

July 23, 2020